Exhibit 99.2

FOR IMMEDIATE RELEASE

November 29, 2021

SORRENTO publishes an abivertinib teaser entitled “Abivertinib – a franchise oral therapeutic for cancer, covid-19 and autoimmune diseases”

SAN DIEGO, November 29, 2021 (GLOBE NEWSWIRE) -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento") today announced the publication of a Teaser titled “Abivertinib – a Franchise Oral Therapeutic for Cancer, COVID-19 and Autoimmune Diseases” (“Abivertinib Teaser”). Sorrento intends to use the Abivertinib Teaser to engage in discussions with interested third parties in the pharmaceutical industry.

The key highlights of the Abivertinib Teaser are outlined below:

•	Abivertinib for COVID-19 (Two Phase 2 trials Completed)
o	100 mg once-a-day oral capsule for hospitalized COVID-19 patients
o	US trial (N=96) and Brazil trial (N=400)

For Severe Ordinal Scale (OS) Category 5 COVID-19 Patients (“At-Risk Group”) identified to be beneficial with Abivertinib treatment at Day 28 (D28):

o	Abivertinib reduced the risk of death or respiratory failure:
•	by 48% in US trial (death or respiratory failure: 21.7% in the Abivertinib group vs. 41.7% in the placebo plus Standard of Care (SoC) control group)

•	by 45% in Brazil trial (death or respiratory failure: 30.4% Abivertinib vs. 55.6% placebo plus SoC controls)

o	Abivertinib reduced the ICU stay:
•	by 2 days in the US trial (8.6 days average stay in ICU in Abivertinib group vs. 10.6 days in placebo plus SoC control group)

•	Abivertinib for Cancer Indications

NSCLC (Pivotal Trial: N=229) - Among 209 response evaluable NSCLC patients who developed resistance to first line Tyrosine Kinase Inhibitors (TKIs):

o	93.3% (n/N: 195/209) subjects achieved tumor shrinkage at target lesions

o	57.4% (n/N: 120/209) subjects achieved the best ORR (confirmed + unconfirmed PR)
o	52.2% (n/N: 109/209) subjects achieved confirmed PR
o	24.9 months OS

B-Cell Lymphoma (Phase 1/2 Trial) (as of 08/28/2020)

o	63.6% ORR (n/N: 14/22)

o	95.5% DCR (n/N: 21/22)
o	19.7 Months PFS

•	Abivertinib – A Broad Pipeline for Cancer, COVID-19 and Autoimmune Diseases ($61B Market)

About Sorrento Therapeutics, Inc.

Sorrento is a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain (non-opioid treatments), autoimmune disease and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), immuno-cellular therapies (“DAR-T™”), antibody-drug conjugates (“ADCs”), and oncolytic virus (“Seprehvec™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including Abivertinib, COVIGUARD™, COVI-AMG™, COVISHIELD™, COVI-MSC™ and COVIDROPS™; and diagnostic test solutions, including COVITRACK™, COVISTIX™ and COVITRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a Phase IB trial for intractable pain associated with cancer and a Phase 1B trial in osteoarthritis patients. SEMDEXA is in a pivotal Phase 3 trial for the treatment of lumbosacral radicular pain, or sciatica. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding abivertinib, including the potential safety and clinical benefits thereof; the efficacy of abivertinib in COVID-19 patients, non-small cell lung cancer patients and B-Cell lymphoma patients; the potential for data results to be replicated or continue to show improved clinical safety or efficacy; and Sorrento’s position in the pharmaceutical industry. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's technologies and prospects, including, but not limited to risks related to seeking regulatory approval for abivertinib; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its therapeutic antibody product candidate strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations Contact

Dorman Followwill

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, SOFUSA™, COVIGUARD™, COVI-AMG™, COVISHIELD™, COVIDROPS™, COVI-MSC™, COVITRACK™, COVITRACE™ and COVISTIX™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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